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                                                                   Exhibit 10.39


                       EMPLOYMENT AGREEMENT - JOEL LITTMAN


The following defines your compensation and benefits package as CFO of CPI. This agreement replaces any previous agreements.

Your base salary will be $144,000 as of October 2001, and will be reviewed and adjusted, as appropriate, at least annually.

Participation in the CPI Management Incentive Plan ("MIP"). The MIP details will be reviewed and approved annually by the Board of Directors.

Participation in the company's Executive Car Program at the current rate of $1,550 per month, which may be reviewed and changed from time to time.

Participation in CPI's medical plan, dental plan, life insurance, business travel and AD&D insurance, disability plan, 401(k) plan and other benefits as available to all U.S. based employees. Participation in CPI's non-qualified deferred compensation plan for senior executives as outlined in the plan documents.

Eligible to participate in the CPI 2000 Stock Option Plan. As of October 2001, 8000 options have been granted to you at various times with vesting over a four-year period. Additional options may be granted from time to time.

Should it be necessary for CPI or it's successors to terminate your employment, you will be entitled to a severance of 18 months. During that period you will be maintained "whole" in that you will continue to participate in the medical and all other benefit programs, as outlined above, and you will be able to receive your MIP for the entire year in which you are terminated, plus any earned but unpaid incentives for prior years. The management incentive will be based on the formula in effect for you at the time of termination and the company's performance during the relevant period, as though you had continued to be an employee during that period. This paragraph will not apply if you are convicted of a felony offense.

This agreement is executed in Los Angeles on SEPT 30/02

         Signed:  /s/ John M. Baumer
                  ------------------
                  John M. Baumer--Director

                  /s/ Joseph Caldarelli
                  O.J. Caldarelli -CEO